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                                EXHIBIT INDEX

(a)(4) Articles of Amendment to the Articles of Incorporation, dated April 21, 2006.

(d) Investment Management Services Agreement, amended and restated, dated May 1, 2006, between the Registrant and RiverSource Investments, LLC.

(h)(5) Master Fee Cap/Fee Waiver Agreement, dated, Oct. 1, 2005, as amended Aug. 1, 2006, between RiverSource Investments, LLC, Ameriprise Financial, Inc., RiverSource Service Corporation, Ameriprise Financial Services, Inc. and the RiverSource Funds.

(i) Opinion and consent of counsel as to the legality of the securities being registered.

(j)      Consent of Independent Registered Public Accounting Firm.

(q)(1) Directors/Trustees Power of Attorney to sign Amendments to this Registration Statement, dated April 12, 2006.